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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-59410


                                   PROSPECTUS

                                 750,000 SHARES

                                 CEPHALON, INC.

                                  COMMON STOCK


      The shares of common stock covered by this prospectus are being offered by Chiron Corporation. We will not receive any of the proceeds from the sale of the shares by Chiron.

      Our common stock is quoted in the Nasdaq National Market under the symbol "CEPH." On April 23, 2001, the last reported closing price of our common stock was $53.55 per share.

                              --------------------

YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST. PLEASE REFER TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN INVESTING IN THE SHARES.

                              --------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


                 THE DATE OF THIS PROSPECTUS IS MAY 17, 2001.


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                                TABLE OF CONTENTS

                                                                           PAGE



ABOUT THIS PROSPECTUS........................................................1

CEPHALON, INC................................................................1

RISK FACTORS.................................................................2

FORWARD-LOOKING STATEMENTS..................................................11

USE OF PROCEEDS.............................................................11

SELLING STOCKHOLDER.........................................................11

PLAN OF DISTRIBUTION........................................................12

LEGAL OPINION...............................................................13

EXPERTS.....................................................................13

WHERE YOU CAN FIND MORE INFORMATION.........................................13


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                              ABOUT THIS PROSPECTUS

      This prospectus contains information about our Company and the shares of our common stock being offered by this prospectus. In addition, as described below in the section entitled "Where You Can Find More Information," we have filed and plan to continue filing other documents with the SEC that contain information about us and our common stock. These other documents are incorporated by reference in this prospectus. Before you decide to invest in common stock being offered by this prospectus, you should read this prospectus and the other documents we file with the SEC.

      You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. Chiron is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                                 CEPHALON, INC.

      Cephalon is an international biopharmaceutical company focused on the discovery, development and marketing of products to treat sleep disorders, neurological disorders, cancer and pain. In addition to an active research and development program, we market three products in the United States and eight products in various countries in Europe.

      In the United States, we maintain our corporate and research and development headquarters and market three products: PROVIGIL(R) (modafinil) Tablets [C-IV] for treating excessive daytime sleepiness associated with narcolepsy, ACTIQ(R) (oral transmucosal fentanyl citrate) [C-II] for the management of breakthrough cancer pain in opioid tolerant patients and GABITRIL(R) (tiagabine hydrochloride) for the treatment of partial seizures associated with epilepsy. We market these products through our two specialty sales forces: the first, numbering approximately 130 representatives, details PROVIGIL and GABITRIL to neurologists, psychiatrists and sleep specialists; the second, numbering approximately 50 representatives, details ACTIQ to oncologists and pain specialists.

      In the United Kingdom, we market PROVIGIL and five other products, including TEGRETOL(R) (carbamazepine), a treatment for epilepsy, and RITALIN(R) (methylphenidate), a treatment for attention deficit hyperactivity disorder
(ADHD). We also market other products in France, Germany, Austria and Switzerland. In support of our European sales and marketing efforts, we have established a European sales and marketing organization comprised of approximately 30 persons.

      Much of our research and development is focused on expanding the uses for PROVIGIL, ACTIQ and GABITRIL. We have an ongoing clinical program to explore the utility of PROVIGIL in treating excessive daytime sleepiness and fatigue associated with disorders other than narcolepsy as well as to explore its utility in the treatment of certain psychiatric disorders. We have completed initial clinical studies of PROVIGIL in patients suffering from fatigue associated with multiple sclerosis, in patients suffering from excessive daytime sleepiness due to obstructive sleep apnea, and in patients suffering from tiredness and decreased alertness in a simulated shift work environment. Based on positive results obtained in such studies and with the objective of marketing PROVIGIL to a broader population suffering from excessive sleepiness, we have initiated two additional studies to investigate the use of PROVIGIL to treat excessive sleepiness in patients with obstructive sleep apnea and in shift workers. We also are conducting a number of exploratory studies with all three products to determine additional populations of patients who could benefit from therapy with these products.

      In addition to our clinical programs focused on our marketed products, we have other significant research programs that seek to discover and develop treatments for neurological and oncological disorders. With respect to neurology, we have a program with a molecule, CEP-1347, that we are preparing to enter into Phase 2 clinical studies for the treatment of Parkinson's disease. In the cancer area, we have a program with a lead molecule, CEP-701, that is currently in Phase 2 clinical studies to treat prostate and pancreatic cancer, and a program with a molecule in late preclinical studies for the treatment of solid tumors. As part of our corporate strategy, we seek to share the risk of our research and development activities with corporate partners and, to that end, we have entered into a number of agreements to share the costs of developing and commercializing these compounds.

      Our mailing address is 145 Brandywine Parkway, West Chester, PA 19380. The telephone number of our principal executive offices is (610) 344-0200.

                                  RISK FACTORS

      Any investment in shares of our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information presented in this prospectus, before deciding to invest in the shares of common stock covered by this prospectus.

DURING THE NEXT SEVERAL YEARS WE WILL BE VERY DEPENDENT UPON THE COMMERCIAL SUCCESS OF OUR PRODUCTS, ESPECIALLY PROVIGIL, AND WE MAY NOT BE ABLE TO CONSISTENTLY AND MEANINGFULLY INCREASE SALES OF THESE PRODUCTS DURING THIS PERIOD, OR TO ATTAIN PROFITABILITY ON THE BASIS OF SUCH SALES.

      The commercialization of our pharmaceutical products involves a number of significant challenges. In particular, our ability to meaningfully increase sales depends, in large part, on the success of our clinical development programs, and our sales and marketing efforts to physicians, patients and third-party payors. A number of factors could impact these efforts, including our ability to demonstrate clinically that our products have utility beyond current indications, our limited financial resources and sales and marketing experience relative to our competitors, perceived differences between our products and those of our competitors, the availability and level of reimbursement of our products by third-party payors, incidents of adverse reactions, side effects or misuse of our products and the unfavorable publicity that could result, or the occurrence of manufacturing, supply or distribution disruptions.

      Ultimately, our efforts may not prove to be as effective as the efforts of our competitors. In the United States and elsewhere, our products face significant competition in the marketplace. The conditions that our products treat, and some of the other disorders for which we are conducting additional studies, are currently treated with several drugs, many of which have been available for a number of years or are available in inexpensive generic forms. Thus, we will need to demonstrate to physicians, patients and third party payors that the cost of our products is reasonable and appropriate in light of their safety and efficacy, the price of competing products and the related health care benefits to the patient. Even if we are able to increase sales over the next several years, we cannot be sure that such sales and other revenue will reach a level at which we will attain profitability.

WE MAY BE UNSUCCESSFUL IN OUR EFFORTS TO EXPAND THE NUMBER AND SCOPE OF AUTHORIZED USES OF PROVIGIL, WHICH WOULD HAMPER SALES GROWTH AND MAKE IT MORE DIFFICULT TO SUSTAIN PROFITABILITY.

      PROVIGIL is approved for sale in the United States and abroad for use by those suffering from excessive daytime sleepiness associated with narcolepsy. Under current FDA regulations, we are limited in our ability to promote the use of PROVIGIL outside of this approved indication. The market for the use of PROVIGIL in narcolepsy patients is relatively small; it is limited to approximately 125,000 persons in the United States, of which we estimate approximately 50,000 seek treatment from a physician.


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      We have initiated clinical studies to examine whether or not PROVIGIL is effective and safe when used to treat disorders other than narcolepsy. Although some study data has been positive, additional studies in these disorders will be necessary before we can apply to expand the authorized uses of PROVIGIL. We do not know whether these studies will demonstrate safety and efficacy, or if they do, whether we will succeed in receiving regulatory approval to market PROVIGIL for additional disorders. If the results of some of these studies are negative, or if adverse experiences are reported in these clinical studies or otherwise in connection with the use of PROVIGIL by patients, this could undermine physician and patient comfort with the product, limit the commercial success of the product and diminish the acceptance of PROVIGIL in the narcolepsy market. Even if the results of these studies are positive, the impact on sales of PROVIGIL may be minimal unless we are able to obtain FDA approval to expand the authorized use of PROVIGIL. FDA regulations restrict our ability to communicate the results of additional clinical studies to patients and physicians without first obtaining approval from the FDA to expand the authorized uses for this product.

AS OUR PRODUCTS ARE USED COMMERCIALLY, UNINTENDED SIDE EFFECTS, ADVERSE REACTIONS OR INCIDENTS OF MISUSE MAY OCCUR WHICH COULD RESULT IN ADDITIONAL REGULATORY CONTROLS, AND REDUCE SALES OF OUR PRODUCTS.

      Prior to 1999, the use of our products had been limited principally to clinical trial patients under controlled conditions and under the care of expert physicians. We cannot predict whether the widespread commercial use of our products will produce undesirable or unintended side effects that have not been evident in our clinical trials or the relatively limited commercial use to date. In addition, in patients who take multiple medications, drug interactions could occur which can be difficult to predict. Additionally, incidents of product misuse may occur. These events, among others, could result in additional regulatory controls that could limit the circumstances under which the product is prescribed or even lead to the withdrawal of the product from the market. More specifically, ACTIQ has been approved under regulations concerning drugs with certain safety profiles, under which the FDA has established special restrictions to ensure safe use. Any violation of these special restrictions could lead to the imposition of further restrictions or withdrawal of the product from the market.

WE MAY NOT BE ABLE TO MAINTAIN ADEQUATE PATENT PROTECTION OR MARKET EXCLUSIVITY FOR OUR PRODUCTS AND THEREFORE POTENTIAL COMPETITORS MAY DEVELOP COMPETING PRODUCTS, WHICH COULD RESULT IN A DECREASE IN SALES AND MARKET SHARE, CAUSE US TO REDUCE PRICES TO COMPETE SUCCESSFULLY, AND LIMIT OUR COMMERCIAL SUCCESS.

      We place considerable importance on obtaining patent protection for new technologies, products and processes. To that end, we file applications for patents covering the composition of matter or uses of our drug candidates or our proprietary processes. We could incur substantial costs in asserting our patent rights, including those licensed to us by third parties, and in defending patent infringement suits against us or our employees relating to ownership of, or rights to, patents and other intellectual property of third parties. Such disputes could substantially delay our drug development or commercialization. The PTO or a private party could institute an interference proceeding involving us in connection with one or more of our patents or patent applications. Such proceedings could result in an adverse decision as to priority of invention, in which case we would not be entitled to a patent on the invention at issue in the interference proceeding. The PTO or a private party could also institute reexamination proceedings involving us in connection with one or more of our patents, and such proceedings could result in an adverse decision as to the validity or scope of the patents. We could be forced to either seek a license to intellectual property rights of others, which may not be available to us on acceptable terms, if at all, or alter our products or processes so that they no longer infringe on the proprietary rights of others.


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      We also rely on trade secrets, know-how and continuing technological advancements to support our competitive position. Although we have entered into confidentiality and invention rights agreements with our employees, consultants, advisors and collaborators, we cannot be sure that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, we cannot be sure that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, many of our scientific and management personnel have been recruited from other biotechnology and pharmaceutical companies where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade secret violations and other claims.

      PROVIGIL

      We hold exclusive license rights to a composition-of-matter patent covering modafinil, the active drug substance in PROVIGIL. This patent was to have expired in 1998 in the United States, but we have applied for a patent extension that, if granted, would extend the term of this patent until November 2001. In addition, we own a U.S. patent covering the particle size of modafinil that was issued in 1997 and expires on October 6, 2014. However, we may not succeed in obtaining any extension for the composition-of-matter patent, and we cannot guarantee that any of our patents will be found to be valid if challenged by a third party. Additionally, we cannot be sure that a potential competitor will not develop a competing product or product formulation that would avoid infringement of these patents or any patent owned or licensed by us.

      In the United States, the Orphan Drug Act provides incentives to drug manufacturers to develop and manufacture drugs for the treatment of rare disorders. The FDA has granted orphan drug status to PROVIGIL for its use in the treatment of excessive daytime sleepiness associated with narcolepsy. The grant of orphan drug status to PROVIGIL allows us a seven-year period of marketing exclusivity for the product in that indication. While the marketing exclusivity provided by the orphan drug law should prevent other sponsors from obtaining approval of the same compound for the same indication (unless the other sponsor can demonstrate clinical superiority or we are unable to provide or obtain adequate supplies of PROVIGIL), it would not prevent approval of the same compound for other indications that otherwise are non-exclusive, or approval of other compounds for the same indication.

      ACTIQ

      We hold exclusive worldwide licenses to U.S. and foreign patents covering this product that are held by the University of Utah and its assignee, the UURF. Specifically, we have U.S. patents covering the currently approved formulation, methods for administering fentanyl via this formulation and a method of producing the approved product. These patents are currently set to expire in 2005. Corresponding patents in foreign countries are set to expire between 2009 and 2010. Other issued patents and pending patent applications in the U.S. and foreign countries that are owned or licensed by us are directed to various processes of manufacturing the product as well as to a child-resistant disposal container required by the FDA to be provided as part of the product. We cannot guarantee that any of these patents will be held to be valid if challenged by a third party. In any event, we cannot be sure that a potential competitor will not develop a competing product or product formulation that would avoid infringement of these patents or any patent owned or licensed by us.

      In the United States, ACTIQ is considered a new formulation of fentanyl by the FDA, and accordingly, has been granted a three-year period of marketing exclusivity under FDA regulations, which expires in 2001. This marketing exclusivity runs concurrently with the patent protection described above


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and should also prevent other sponsors from obtaining approval of the same formulation for the same indication unless the sponsor obtains such approval on the basis of a full NDA.

      GABITRIL

      The issued U.S. composition-of-matter patent claiming tiagabine, the active drug substance in GABITRIL, is exclusively sublicensed to us and is currently set to expire in 2008. An extension of this patent in the United States under the terms of the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, as amended, to extend the term of this patent until 2011 is being sought. We cannot be certain that this patent extension will be obtained or that we will be able to take advantage of any other patent benefits of the patent restoration act. In addition, this product is covered by another issued U. S. patent directed to crystalline tiagabine hydrochloride monohydrate and its use as an anti-epileptic agent, which is currently set to expire in 2012. We cannot guarantee that any of these patents will be held to be valid if challenged by a third party. In any event, we cannot be sure that a potential competitor will not develop a competing product or product formulation that would avoid infringement of these patents or any patent owned or licensed by us.

MANUFACTURING, SUPPLY AND DISTRIBUTION PROBLEMS MAY CREATE SUPPLY DISRUPTIONS THAT COULD RESULT IN A REDUCTION OF PRODUCT SALES REVENUE, AND DAMAGE COMMERCIAL PROSPECTS FOR PROVIGIL, ACTIQ, GABITRIL AND OTHER PRODUCTS.

      We must comply with all applicable regulatory requirements of the FDA and foreign authorities, including cGMP regulations. In addition, we must comply with all applicable regulatory requirements of the DEA, and foreign authorities for PROVIGIL (Schedule IV controlled substance) and ACTIQ (Schedule II controlled substance). The facilities used to manufacture, store and distribute our products are subject to inspection by regulatory authorities at any time to determine compliance with regulations. The cGMP and controlled substance regulations are complex, and any failure to comply with them could lead to remedial action, civil and criminal penalties and delays in production of material.

      Except for the in-house manufacture of ACTIQ for international markets, we rely on third parties to manufacture our products. Abbott is required to supply us with ACTIQ for the United States for up to 36 months from March 2000. After that date, we will have to make other arrangements for supply, which could include the manufacture of ACTIQ in-house for the United States, or establishing supply arrangements with third parties. We also rely on third parties to distribute, provide customer service activities and accept and process returns. In addition, we depend upon sole suppliers for active drug substances contained in our products, and we depend upon single manufacturers that are qualified to manufacture finished commercial products. Although we employ a small number of persons to coordinate and manage the activities undertaken by these third parties, we have relatively limited experience in this regard. We maintain inventories of active drug substances and finished products to protect against supply disruptions, and are qualifying an additional manufacturer of finished product for PROVIGIL. Nevertheless, any disruption in these activities could impede our ability to sell our products and could reduce sales revenue.

      A non-active ingredient used in PROVIGIL is no longer manufactured or commercially available. At anticipated levels of demand, we have several years supply of this ingredient. We have prepared a new formulation of PROVIGIL that does not include the now unavailable ingredient; however, the introduction of any such new formulation requires regulatory approval. If we are unable to obtain approval for our new formulation, we could face supply disruptions that would result in significant costs and delays, undermine goodwill established with physicians and patients, and damage commercial prospects for PROVIGIL.


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THE EFFORTS OF GOVERNMENT ENTITIES AND THIRD PARTY PAYORS TO CONTAIN OR REDUCE
THE COSTS OF HEALTH CARE MAY ADVERSELY AFFECT OUR SALES AND LIMIT THE COMMERCIAL SUCCESS OF OUR PRODUCTS.

      In certain foreign markets, pricing or profitability of pharmaceutical products is subject to various forms of direct and indirect governmental control. In the United States, there have been, and we expect there will continue to be, various federal and state proposals to implement similar government controls. The commercial success of our products could be limited if federal or state governments adopt any such proposals. In addition, in the United States and elsewhere, sales of pharmaceutical products depend in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors increasingly challenge the prices charged for products, and limit reimbursement levels offered to consumers for such products. Third party payors could focus their cost control efforts on our products, thereby limiting the commercial success of the products.

WE EXPERIENCE INTENSE COMPETITION IN OUR FIELDS OF INTEREST, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

      Large and small companies, academic institutions, governmental agencies, and other public and private research organizations conduct research, seek patent protection, and establish collaborative arrangements for product development in competition with us. Products developed by any of these entities may compete directly with those we develop or sell. Competing products may provide greater therapeutic benefits for a specific indication, or may offer comparable performance at a lower cost. Many of these companies and institutions have substantially greater capital resources, research and development staffs and facilities than we have, and substantially greater experience in conducting clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. These entities represent significant competition for us. In addition, competitors who are developing products for the treatment of neurological or oncological disorders might succeed in developing technologies and products that are more effective than any that we develop or sell or that would render our technology and products obsolete or noncompetitive. Competition and innovation from these or other sources could negatively affect sales of our products or make them obsolete. Advances in current treatment methods also may adversely affect the market for such products. In addition, we may be at a competitive marketing disadvantage against companies that have broader product lines and whose sales personnel are able to offer more complementary products than we can.

OUR PRODUCTS CONTAIN CONTROLLED SUBSTANCES.

      The active ingredients in PROVIGIL and ACTIQ are controlled substances regulated by the DEA. As controlled substances, the manufacture, shipment, export, sale and use of these products is subject to a high degree of regulation and accountability. These regulations also are imposed on prescribing physicians and other third parties, making the use of such products relatively complicated and expensive. Future products also may contain substances regulated by the DEA. In some cases, products containing controlled substances have generated public controversy which, in extreme cases, have resulted in further restrictions on marketing or even withdrawal of regulatory approval. In addition, negative publicity may bring about rejection of the product by the medical community. If the DEA or FDA withdrew the approval of, or placed additional significant restrictions on, the marketing of any of our products, our business could be materially and adversely affected.

WE FACE SIGNIFICANT PRODUCT LIABILITY RISKS, WHICH MAY HAVE A NEGATIVE EFFECT ON OUR FINANCIAL PERFORMANCE.

      The administration of drugs to humans, whether in clinical trials or commercially, can result in product liability claims whether or not the drugs are actually at fault for causing an injury. Furthermore, our products may cause, or may appear to have caused, serious adverse side effects (including death) or


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potentially dangerous drug interactions that we may not learn about or understand fully until the drug has been administered to patients for some time. As our products are used more widely and in patients with varying medical conditions, the likelihood of an adverse drug reaction may increase. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a negative effect on our financial performance. We maintain product liability insurance in amounts we believe to be commercially reasonable, but claims could exceed our coverage limits. Furthermore, we cannot be certain that we will always be able to purchase sufficient insurance at an affordable price. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

THE RESULTS AND TIMING OF OUR RESEARCH AND DEVELOPMENT ACTIVITIES, INCLUDING FUTURE CLINICAL TRIALS ARE DIFFICULT TO PREDICT, SUBJECT TO FUTURE SETBACKS AND, ULTIMATELY, MAY NOT RESULT IN ANY ADDITIONAL PHARMACEUTICAL PRODUCTS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

      We are focused on the search for new pharmaceutical products. These activities include engaging in discovery research and process development, conducting preclinical and clinical studies, and seeking regulatory approval in the United States and abroad. In all of these areas, we have relatively limited resources and compete against larger multinational pharmaceutical companies. Moreover, even if we undertake these activities in an effective and efficient manner, regulatory approval for the sale of new pharmaceutical products remains highly uncertain since, in our industry, the majority of compounds discovered do not enter clinical studies and the majority of therapeutic candidates fail to show the human safety and efficacy necessary for regulatory approval and successful commercialization.

      Preclinical testing and clinical trials must demonstrate that a product candidate is safe and efficacious. The results from preclinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and we cannot be sure that these clinical trials will demonstrate the safety and efficacy necessary to obtain regulatory approval for any product candidates. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In addition, certain clinical trials are conducted with patients having the most advanced stages of disease. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. Such events can have a negative impact on the statistical analysis of clinical trial results.

      The completion of clinical trials of our product candidates may be delayed by many factors. One such factor is the rate of enrollment of patients. Neither we nor our collaborators can control the rate at which patients present themselves for enrollment, and we cannot be sure that the rate of patient enrollment will be consistent with our expectations or be sufficient to enable clinical trials of our product candidates to be completed in a timely manner or at all. Any significant delays in, or termination of, clinical trials of our product candidates may have a material adverse effect on our business.

      We cannot be sure that we will be permitted by regulatory authorities to undertake additional clinical trials for any of our product candidates, or that if such trials are conducted, any of our product candidates will prove to be safe and efficacious or will receive regulatory approvals. Any delays in or termination of these clinical trial efforts may have a material adverse effect on our business.

OUR RESEARCH AND DEVELOPMENT AND MARKETING EFFORTS ARE OFTEN DEPENDENT ON CORPORATE COLLABORATORS AND OTHER THIRD PARTIES WHO MAY NOT DEVOTE SUFFICIENT TIME, RESOURCES AND ATTENTION TO OUR PROGRAMS, WHICH MAY LIMIT OUR EFFORTS TO SUCCESSFULLY DEVELOP AND MARKET POTENTIAL PRODUCTS.


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      Because we have limited resources, we have entered into a number of collaboration agreements with other pharmaceutical companies. These agreements often call for our partners to control the supply of bulk or formulated drugs for commercial use or for use in clinical trials; design and execution of clinical studies; process of obtaining regulatory approval to market the product; and/or marketing and selling of any approved product.

      In each of these areas, our partners may not support fully our research and commercial interests since our program may compete for time, attention and resources with the internal programs of our corporate collaborators. As such, we cannot be sure that our corporate collaborators will share our perspectives on the relative importance of our program, that they will commit sufficient resources to our program to move it forward effectively, or that the program will advance as rapidly as it might if we had retained complete control of all research, development, regulatory and commercialization decisions. We also rely on several of these collaborators and other third parties for the production of compounds and the manufacture and supply of pharmaceutical products. Additionally, we may find it necessary from time to time to seek new or additional partners to assist us in commercializing our products. It is uncertain whether we would be successful in establishing any such new or additional relationships.

OUR PRODUCT SALES AND RELATED FINANCIAL RESULTS WILL FLUCTUATE AND THESE FLUCTUATIONS MAY CAUSE OUR STOCK PRICE TO FALL, ESPECIALLY IF THEY ARE NOT ANTICIPATED BY INVESTORS.

      A number of analysts and investors who follow our stock have developed models to attempt to forecast future product sales and have established earnings expectations based upon those models. Forecasting revenue growth is difficult, especially when there is little commercial history and when the level of market acceptance of the product is uncertain. Forecasting is further complicated by the difficulties in estimating stocking levels at pharmaceutical wholesalers and at retail pharmacies and in estimating potential product returns. As a result it is likely that there will be significant fluctuations in revenues, which may not meet with market expectations and which also may adversely affect our stock price. Other factors which cause our financial results to fluctuate unexpectedly include the cost of product sales, achievement and timing of research and development milestones, co-promotion and other collaboration revenues, cost and timing of clinical trials, marketing and other expenses and manufacturing or supply disruption.

WE MAY INCUR ADDITIONAL LOSSES.

      To date, we have not been profitable and our accumulated deficit was approximately $516 million at December 31, 2000. Our losses have resulted principally from costs incurred in research and development, including clinical trials, and from selling, general and administrative costs associated with our operations. While we seek to attain profitability, we cannot be sure that we will ever achieve product and other revenue sufficient for us to attain this objective. We cannot be sure that we will obtain required regulatory approvals, or successfully develop, commercialize, manufacture and market any other product candidates.

THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE HIGHLY VOLATILE.

      The market price of our common stock is volatile, and we expect it to continue to be volatile for the foreseeable future. For example, during the period January 1, 2000 through March 31, 2001, our common stock traded at a high price of $83.625 and a low price of $29.876. Negative announcements (such as adverse regulatory decisions, disappointing clinical trial results, disputes concerning patent or other proprietary rights, or operating results that fall below the market's expectations) could trigger significant declines in the price of our common stock. In addition, external events, such as news concerning our competitors, changes in government regulations that may impact the biotechnology or


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pharmaceutical industries or the movement of capital into or out of our industry, also are likely to affect the price of our common stock.

WE ARE INVOLVED IN LEGAL PROCEEDINGS THAT, IF ADVERSELY ADJUDICATED OR SETTLED, COULD MATERIALLY IMPACT OUR FINANCIAL CONDITION.

      In August 1999, the U.S. District Court for the Eastern District of Pennsylvania entered a final order approving the settlement of a class action in which plaintiffs alleged that statements made about the results of certain clinical studies of MYOTROPHIN were misleading. A related complaint has been filed with the Court by a small number of plaintiffs who decided not to participate in the settlement. This related complaint alleges that we are liable under common law for misrepresentations concerning the results of the MYOTROPHIN clinical trials, and that we and certain of our current and former officers and directors are liable for the actions of persons who allegedly traded in our common stock on the basis of material inside information. We believe that we have valid defenses to all claims raised in this action. Even if there is a judgment against us in this case, we do not believe it will have a material negative effect on our financial condition or results of operations.

      Due to our past involvement in promoting STADOL NS (butorphanol tartrate) Nasal Spray, a product of Bristol-Myers Squibb Company, we are co-defendants in a product liability action brought in November 2000 against Bristol-Myers. Although we cannot predict with certainty the outcome of this litigation, we believe that any expenses or damages that we may incur will be paid by Bristol-Myers under the indemnification provisions of our co-promotion agreement. As such, we do not believe that these actions will have a negative effect on our financial condition or results of operations.

      In February 2001, a complaint was filed in Utah state court by Zars, Inc. and one of its research scientists, against us and our subsidiary Anesta Corp. The plaintiffs are seeking a declaratory judgment to establish their right to develop transdermal or other products containing fentanyl and other pharmaceutically active agents under a royalty and release agreement between Zars and Anesta. The complaint also asks for unspecified damages for breach of contract and interference with economic relations. We believe that we have valid defenses to all claims raised in this action. In any event, we do not believe any judgment against us will have a material negative effect on our financial condition or results of operations.

WE MAY NEVER OBTAIN APPROVAL TO MARKET MYOTROPHIN, IT MAY NOT BE COST-EFFECTIVE TO PURSUE MYOTROPHIN FOR OTHER INDICATIONS, AND THEREFORE WE MAY NEVER DERIVE REVENUE FROM MYOTROPHIN.

      We do not believe that the conditions for regulatory approval of MYOTROPHIN imposed by the FDA can be met without conducting an additional Phase 3 study, and we have no plans to conduct such a study at this time. However, we have had discussions with certain physicians who are seeking to obtain governmental and non-governmental funding to be used to conduct such a study. If this funding is obtained and the study is undertaken, we may allow reference to our IND, and supply MYOTROPHIN in quantities sufficient to conduct the study in exchange for the rights to use any clinical data generated by such study in support of FDA approval of our pending NDA. Even if an additional study is undertaken, the results will not be available for several years and may not be sufficient to obtain regulatory approval to market the product. If MYOTROPHIN is not approved for the treatment of ALS, then it is unlikely that we would pursue approval for the use of MYOTROPHIN to treat other indications. Additionally, if we do not obtain approval of MYOTROPHIN for ALS or pursue approval for other indications, rights to the product may revert back to CCP.

OUR DEPENDENCE ON KEY EXECUTIVES AND SCIENTISTS COULD IMPACT THE DEVELOPMENT AND MANAGEMENT OF OUR BUSINESS.

      We are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and we cannot be sure that we will be able to continue to attract and retain the qualified personnel necessary for the development and management of our business. Our research and development programs and our business might be harmed by the loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. We do not maintain "key man" life insurance on any of our employees.

WE MAY BE REQUIRED TO INCUR SIGNIFICANT COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS AND OUR COMPLIANCE MAY LIMIT ANY FUTURE PROFITABILITY.

      Our research and development activities involve the controlled use of hazardous, infectious and radioactive materials that could be hazardous to human health and safety or the environment. We store these materials and various wastes resulting from their use at our facility pending ultimate use and disposal. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes, and we may be required to incur significant costs to comply with both existing and future environmental laws and regulations.

      We believe that our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, but the risk of accidental injury or contamination from these materials cannot be eliminated. In the event of an accident, we could be held liable for any resulting damages, which could adversely affect our financial condition or results of operations.

ANTI-TAKEOVER PROVISIONS MAY DETER A THIRD PARTY FROM ACQUIRING US, LIMITING OUR STOCKHOLDERS' ABILITY TO PROFIT FROM SUCH A TRANSACTION.

      Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock, $0.01 par value, of which 1,000,000 have been reserved for issuance in connection with our stockholder rights plan, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. Our stockholder rights plan could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

      We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of Cephalon. We also have adopted a "poison pill" rights plan that will dilute the stock ownership of an acquirer of our stock upon the occurrence of certain events. Section 203, the rights plan, and the provisions of our certificate of incorporation, our bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

                           FORWARD-LOOKING STATEMENTS

      In addition to historical facts or statements of current condition, this prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress in our research programs, development of potential pharmaceutical products, prospects for regulatory approval, manufacturing capabilities, market prospects for our products, sales and earnings projections, and other statements regarding matters that are not historical facts. Some of these forward-looking statements may be identified by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Our performance and results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth above and in this report. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such forward-looking statements. Furthermore, we do not intend (and we are not obligated) to update publicly any forward-looking statements. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission. Risks that we anticipate are discussed in more detail in the section entitled "Risk Factors." Other unanticipated occurrences besides those listed in this prospectus could also adversely affect us. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the resale of common stock held by Chiron and covered by this prospectus. See the "Selling Stockholder" section of this prospectus, which follows, for more information.

                               SELLING STOCKHOLDER

      In connection with a collaboration arrangement related to the development of MYOTROPHIN, one of our product candidates, we entered into a securities purchase agreement with Chiron on January 7, 1994. Pursuant to this agreement, we issued to Chiron a warrant to purchase up to 750,000 shares of our common stock. On December 29, 2000, Chiron exercised its rights under this warrant and purchased 750,000 shares of our common stock at an exercise price of $18.50 per share. The shares issued upon exercise of the warrants are referred to as the warrant shares. Pursuant to this prospectus, Chiron is offering all of the 750,000 warrant shares.

      Pursuant to the securities purchase agreement, we are obligated to file a registration statement under the Securities Act of 1933 registering the warrant shares upon Chiron's written request. We have filed a registration statement on Form S-3, of which this prospectus forms a part, to register the warrant shares for resale by Chiron and meet this obligation. We are further obligated to use our best efforts to maintain the effectiveness of this registration statement for at least 120 days.

      Chiron has informed us that, prior to this offering, Chiron owned 1,550,000 shares of common stock representing approximately 3.6% of our common stock outstanding as of April 20, 2001. Upon completion of this offering (assuming Chiron does not purchase or sell other of our securities), Chiron will own 800,000 shares of common stock representing approximately 1.9% of our common stock outstanding as of the same date.

                              PLAN OF DISTRIBUTION

      Chiron may from time to time, in one or more transactions, sell all or a portion of the shares on the Nasdaq National Market, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by Chiron, and, at the time of such determination, may be higher or lower than the market price of our common stock on the Nasdaq National Market. The shares may be sold directly or though broker-dealers acting as principal or agent. The methods by which the shares may be sold include:

  o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  o ordinary brokerage transactions and transactions in which the broker solicits purchases; and

  o   privately negotiated transactions.

      In effecting sales, brokers or dealers engaged by Chiron may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from Chiron in amounts to be negotiated immediately prior to the sale. Chiron and any underwriters, dealers or agents participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by Chiron and any commissions received by any broker-dealers may be deemed to be underwriting commissions under the Securities Act. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

      Additionally, in connection with the sale of the shares, Chiron may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Chiron. Chiron may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. Chiron may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

      When Chiron elects to make a particular offer of shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from Chiron and any other required information.

      In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

      We also have agreed to indemnify Chiron in certain circumstances, against certain liabilities arising under the Securities Act. Chiron has agreed to indemnify us against certain liabilities, including liabilities arising under the Securities Act with respect to written information furnished to us by Chiron.

      We have agreed to pay all costs and expenses relating to the registration of the shares. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by Chiron.

                                  LEGAL OPINION

      Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the shares of common stock offered hereby.

                                     EXPERTS

      The consolidated balance sheets of Cephalon, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, incorporated by reference in this Registration Statement from the Form 10-K, together will all amendments thereto, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Arthur Andersen LLP did not audit the financial statements of Anesta Corp., a company acquired by Cephalon during 2000 in a transaction accounted for as pooling-of-interests, as of December 31, 1999 and for the year then ended and for the year ended December 31, 1998. Such statements are included in the consolidated financial statements of Cephalon, Inc. and reflect total assets and total revenues of 25 percent and 13 percent in 1999, respectively, and total revenues of 4 percent in 1998 of the related consolidated totals. Those statements were audited by PricewaterhouseCoopers LLP whose report has been furnished to us, and Arthur Andersen's opinion, insofar as it relates to amounts included for Anesta Corp., is based solely upon the report of PricewaterhouseCoopers LLP.

      The balance sheet of Anesta Corp. as of December 31, 1999 and the related statements of operations and comprehensive loss, of stockholders' equity and of cash flows for each of the two years in the period ended December 31, 1999 have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements are incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers LLP to the extent to the extent they have been included in the financial statements of Cephalon, Inc. given on the authority of such firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the registration statement and any other materials that we file with the SEC and may be read and copied at the SEC's Public Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a Website that contains all information filed electronically by us, including reports, proxy and information statements. The address of the SEC's Website is http://www.sec.gov.

      We have filed a registration statement on Form S-3, of which this prospectus forms a part, to register with the SEC the shares of common stock being offered by this prospectus. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The historical and future information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. The documents incorporated by reference contain important information about us, our business and our finances.

The documents that we are incorporating by reference are:

  o   Our Annual Report on Form 10-K for the year ended December 31, 2000;

  o Our Registration Statement on Form 8-A filed with the Commission on March 15, 1991, setting forth the description of the Cephalon common stock, including all material incorporated by reference therein; and

  o Our Registration Statements on Form 8-A, as amended, filed with the Commission on January 20, 1999 and August 2, 2000, containing the description of the Cephalon stockholder rights plan, including all material incorporated by reference therein.

      Any documents that we file pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act after the date of this prospectus but before the end of Chiron's resale of the securities covered by this prospectus will also be considered to be incorporated by reference.

      If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference into the document. You should address written requests to John E. Osborn, Senior Vice President, General Counsel and Secretary, Cephalon, Inc., 145 Brandywine Parkway, West Chester, PA 19380, (610) 344-0200.

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                                 750,000 SHARES


                                 CEPHALON, INC.


                                  COMMON STOCK


                            -------------------------

                                   PROSPECTUS

                                  MAY 17, 2001
                            -------------------------



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